                         Exhibit 99.1

N E W S R E L E A S E

Contact:	Investor Relations Inquiries	Media Inquiries
	Jennifer Gilligan	Marcela Manjarrez-Hawn
	Senior Vice President, Finance & Investor Relations	Senior Vice President and Chief Communications Officer
	(212) 549-1306	(314) 445-0790

FOR IMMEDIATE RELEASE

CENTENE CORPORATION REPORTS THIRD QUARTER 2020 RESULTS
-- Total Revenues of $29.1 billion; GAAP Diluted EPS of $0.97 --

ST. LOUIS, MISSOURI (October 27, 2020) -- Centene Corporation (NYSE: CNC) announced today its financial results for the third quarter ended September 30, 2020, reporting diluted earnings per share (EPS) of $0.97 and Adjusted diluted EPS of $1.26, including the risk corridor, charitable contribution commitment to the Company's foundation and tax benefit highlighted below.

In summary, the 2020 third quarter results were as follows:

Total revenues (in millions)	$29,090
Health benefits ratio	86.4%
SG&A expense ratio	9.1%
Adjusted SG&A expense ratio (1)	8.9%
GAAP diluted EPS	$0.97
Adjusted diluted EPS (1)	$1.26
Total cash flow used in operations (in millions) (2)	$(952)

(1) A full reconciliation of the Adjusted SG&A expense ratio and Adjusted diluted EPS are shown on pages seven and eight of this release.
(2) The third quarter cash flow was negatively impacted by approximately $1.6 billion for the health insurer fee payment and $1.2 billion for the 2019 risk adjustment payment.

The third quarter results include the following items, which had a net benefit to GAAP and Adjusted diluted EPS of $0.29:

	GAAP	Adjusted
Diluted EPS	$0.97	$1.26
Less: ACA risk corridor benefit, net	(0.52)	(0.52)
Plus: charitable contribution commitment	0.35	0.35
Less: tax settlement benefit	(0.12)	(0.12)
Total	$0.68	$0.97

•a pre-tax net benefit related to the Affordable Care Act (ACA) risk corridor receivable settlement of $398 million (net of minimum medical loss ratio payback and related expenses), or $0.52 per diluted share;
•a pre-tax expense of $275 million, or $0.35 per diluted share, related to a charitable contribution commitment to the Company's foundation; and
•a favorable tax settlement of $72 million, or $0.12 per diluted share.

The third quarter net benefit of $0.17 per diluted share associated with the ACA risk corridor benefit and charitable contribution commitment to our foundation will be invested in enhanced growth and profitability initiatives for our Medicare and Health Insurance Marketplace businesses during the fourth quarter.

“We reported strong third quarter results with revenues up 53% as a result of the WellCare acquisition as well as product and geographic expansions, new programs and growth in many of our states," said Michael F. Neidorff, Chairman, President and Chief Executive Officer of Centene.

“As we benefited from the one-time risk corridor settlement this quarter, we’ve made the decision to reinvest the proceeds in the growth of our business as well as the communities in which we serve and live. Looking ahead, we expect our underlying businesses to continue to perform well in an uncertain environment and remain focused on executing our growth strategy across our diversified healthcare enterprise.”

Third Quarter Highlights

•September 30, 2020 managed care membership of 25.2 million, an increase of 9.9 million members, or 65%, over September 30, 2019.

•Total revenues of $29.1 billion for the third quarter of 2020, representing 53% growth compared to the third quarter of 2019.

•Health benefits ratio (HBR) of 86.4% for the third quarter of 2020, compared to 88.2% in the third quarter of 2019.

•Selling, general and administrative (SG&A) expense ratio of 9.1% for the third quarter of 2020, compared to 8.9% for the third quarter of 2019.

•Adjusted SG&A expense ratio of 8.9% for the third quarter of 2020, compared to 8.8% for the third quarter of 2019.

•Diluted EPS for the third quarter of 2020 of $0.97, compared to $0.23 for the third quarter of 2019.

•Adjusted diluted EPS for the third quarter of 2020 of $1.26, compared to $0.96 for the third quarter of 2019.

•Operating cash flow of $(952) million for the third quarter of 2020, reflecting the payment of the health insurer fee and the 2019 risk adjustment liability, as expected. Cash flow provided by operations for the nine months ended September 30, 2020, was $2.5 billion, or 1.4 times net earnings.

Other Events

•In October 2020, Centene issued $2.2 billion of 3.00% Senior Notes due 2030. The Company used the net proceeds of the notes, together with cash on hand, to redeem all of its outstanding 4.75% Senior Notes due 2022 and all of its outstanding 5.25% Senior Notes due 2025, including all premiums, accrued interest and expenses related to the redemptions.

•In October 2020, Centene announced the expansion of its Medicare Advantage offerings for 2021. The Company's Medicare plans expect to operate in 1,249 counties across 33 states in 2021, a 30% increase in counties over 2020.

•In September 2020, Centene announced that it is expanding its offering in the 2021 Health Insurance Marketplace. Centene is expanding its Marketplace product, branded Ambetter, in nearly 400 new counties across 13 existing states. In addition, Ambetter-branded Marketplace products will be offered in two new states, Michigan and New Mexico. This brings the total number of states with Centene's Marketplace offerings to 22.

•In September 2020, Centene's Illinois subsidiary, Meridian Health Plan of Illinois, Inc., expanded its Foster Care services through the YouthCare program.

•In September 2020, Centene announced three executive leadership appointments to support the Company's continued growth. Jonathan Dinesman was appointed to Executive Vice President, Government Relations; Shannon Bagley was appointed to Executive Vice President, Human Resources; and H. Robert Sanders was appointed to Executive Vice President, Human Resources.

•In September 2020, Centene's Oregon subsidiary, Trillium Community Health Plan, began operating under an expanded contract in three new counties, including the metro Portland area, and now serves as a coordinated care organization for six counties in the state.

•In August 2020, Centene announced that its Indiana subsidiary, Managed Health Services, has been selected by the Indiana Department of Administration to continue serving Hoosier Care Connect members with Medicaid managed care and care coordination services.

Accreditations & Awards

•In October 2020, Centene was named a 2020 Leading Disability Employer by the National Organization on Disability. This award recognizes companies that demonstrate exemplary employment practices for people with disabilities.

•In September 2020, FORTUNE recognized Centene in its sixth-annual "Change the World" list of companies that have made an important social or environmental impact. Companies are recognized for innovative strategies that positively impact the world.

•In August 2020, FORTUNE announced Centene's position of #127 in its annual ranking of the world's largest companies based on 2019 revenue, rising from #168 in the previous year's annual ranking.

COVID-19 Pandemic

Beginning in March 2020, Centene announced a series of actions in support of various populations impacted by the COVID-19 pandemic. A detailed list of specific actions taken by the Company in response to the pandemic is shown on page 16 of this release.

Membership

The following table sets forth our membership by line of business:

	September 30,
	2020	2019
Medicaid:
TANF, CHIP & Foster Care	11,498,700	7,623,400
ABD & LTSS	1,439,800	1,045,700
Behavioral Health	184,800	73,300
Total Medicaid	13,123,300	8,742,400
Medicare PDP	4,436,400	—
Commercial	2,719,500	2,388,500
Medicare (1)	1,014,300	404,500
International	599,900	462,400
Correctional	167,200	187,200
Total at-risk membership	22,060,600	12,185,000
TRICARE eligibles	2,877,900	2,860,700
Non-risk membership	227,200	227,800
Total	25,165,700	15,273,500

(1) Membership includes Medicare Advantage, Medicare Supplement, Special Needs Plans, and Medicare-Medicaid Plans (MMP).

The following table sets forth additional membership statistics, which are included in the membership information above:

	September 30,
	2020	2019
Dual-eligible (2)	974,800	629,600
Health Insurance Marketplace	2,210,800	1,860,200
Medicaid Expansion	2,070,500	1,359,300

(2) Membership includes dual-eligible ABD & LTSS and dual-eligible Medicare.

Revenues

The following table sets forth supplemental revenue information ($ in millions):

	Three Months Ended September 30,
	2020	2019	% Change
Medicaid	$19,031	$12,859	48%
Commercial	4,638	3,670	26%
Medicare (3)	3,603	1,429	152%
Medicare PDP	582	—	n.m.
Other	1,236	1,018	21%
Total Revenues	$29,090	$18,976	53%

(3) Medicare includes Medicare Advantage, Medicare Supplement, Special Needs Plans, and MMP.
n.m.: not meaningful

Statement of Operations: Three Months Ended September 30, 2020

•For the third quarter of 2020, total revenues increased 53% to $29.1 billion from $19.0 billion in the comparable period in 2019. The increase over the prior year was due to the acquisition of WellCare, growth in the Health Insurance Marketplace business, expansions, new programs and growth in many of our states, the reinstatement of the health insurer fee in 2020, and the ACA risk corridor receivable settlement, partially offset by the divestiture of our Illinois health plan.

•HBR of 86.4% for the third quarter of 2020 represents a decrease from 88.2% in the comparable period in 2019. The decrease was attributable to the ACA risk corridor receivable settlement and the effect of the COVID-19 pandemic, partially offset by retroactive state premium rate adjustments and risk sharing mechanisms. The effect of the COVID-19 pandemic includes lower traditional medical utilization, partially offset by higher testing and treatment costs associated with COVID-19.

•The SG&A expense ratio was 9.1% for the third quarter of 2020, compared to 8.9% in the third quarter of 2019. The Adjusted SG&A expense ratio was 8.9% for the third quarter of 2020, compared to 8.8% in the third quarter of 2019. The year-over-year increases to the ratios were due to the $275 million charitable contribution commitment to our foundation, partially offset by the addition of the WellCare business, which operates at a lower SG&A ratio, and the leveraging of expenses over higher revenues.

•The effective tax rate was 26.8% for the third quarter of 2020, compared to 45.1% in the third quarter of 2019. The effective tax rate for the third quarter of 2020 reflects a favorable tax settlement, offset by the reinstatement of the health insurer fee in 2020. The effective tax rate for the third quarter of 2019 reflects the non-deductibility of a portion of our non-cash goodwill and intangible impairment, offset by the health insurer fee moratorium. For the third quarter of 2020, our effective tax rate on adjusted earnings was 26.1%.

Balance Sheet

At September 30, 2020, the Company had cash, investments and restricted deposits of $24.6 billion and maintained $1.1 billion of cash and cash equivalents held by unregulated entities. Medical claims liabilities totaled $12.9 billion. The Company's days in claims payable was 52 days, which is an increase of one day over the second quarter of 2020. Total debt was $16.8 billion, which included $93 million of borrowings on our $2.0 billion revolving credit facility at quarter end. The debt to capitalization ratio was 39.1% at September 30, 2020, excluding $228 million of non-recourse debt. Our debt to capital ratio would have been 37.4% at September 30, 2020, when netting unregulated cash and cash equivalents with debt, and excluding non-recourse debt.

A reconciliation of the Company's change in days in claims payable from the immediately preceding quarter-end is presented below:

Days in claims payable, June 30, 2020	51
Impact of the COVID-19 Pandemic (1)	(4)
State directed payments	2
Membership increases	1
Timing of claims payments	2
Days in claims payable, September 30, 2020	52

(1) Days in claims payable at June 30, 2020 was elevated due to lower medical expense in April and May as a result of shelter-in-place orders resulting from COVID-19. A significant portion of the quarter end Medical Claims Liability at June 30, 2020 included June dates of service where claims were near normalized levels.

Outlook

The Company's annual adjusted diluted EPS guidance has been increased by $0.12 to reflect the favorable tax settlement recorded in the third quarter. The Company's annual adjusted diluted EPS guidance reflects the third quarter net benefit of $0.17 per diluted share for the risk corridor and charitable contribution commitment to the Company's foundation, offset by $0.17 per diluted share for growth and profitability initiative expenses associated with our Medicare and Marketplace businesses to be recorded in the fourth quarter.

	Full Year 2020
	Low	High
Total revenues (in billions)	$109.8	$111.4
GAAP diluted EPS	$3.22	$3.32
Adjusted diluted EPS (1)	$4.90	$5.06
Diluted shares outstanding (in millions)	577.9	580.9

(1) Adjusted diluted EPS excludes estimated amortization of acquired intangible assets of $0.93 to $0.95 per diluted share, acquisition related expenses of $0.68 to $0.72 per diluted share, the gain on the sale of the Illinois health plan of approximately $0.10 per diluted share, debt extinguishment costs of approximately $0.07 per diluted share, and non-cash asset impairment of $0.10 per diluted share.

A rollforward of Adjusted diluted EPS from our previous guidance to our current guidance is shown in the table below:

Adjusted diluted EPS
Previous guidance range	$4.76 - $4.96
Q3 - ACA risk corridor/charitable contribution commitment	0.17
Q4 - Enhanced growth and profitability initiative expenses	(0.17)
Q3 - Tax settlement	0.12
Revised guidance range*	$4.90 - $5.06

*Reflects tightening of guidance range.

Conference Call

As previously announced, the Company will host a conference call Tuesday, October 27, 2020, at approximately 8:30 AM (Eastern Time) to review the financial results for the third quarter ended September 30, 2020. Michael Neidorff and Jeffrey Schwaneke will host the conference call.

Investors and other interested parties are invited to listen to the conference call by dialing 1-877-883-0383 in the U.S. and Canada; +1-412-902-6506 from abroad, including the following Elite Entry Number: 0677783 to expedite caller registration; or via a live, audio webcast on the Company's website at www.centene.com, under the Investors section.

A webcast replay will be available for on-demand listening shortly after the completion of the call for the next twelve months or until 11:59 PM (Eastern Time) on Tuesday, October 26, 2021, at the aforementioned URL. In addition, a digital audio playback will be available until 9:00 AM (Eastern Time) on Tuesday, November 3, 2020, by dialing 1-877-344-7529 in the U.S. and Canada, or +1-412-317-0088 from abroad, and entering access code 10147833.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures in this release as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company’s operations and measure the Company’s performance more consistently across periods. The Company uses the presented non-GAAP financial measures internally to allow management to focus on period-to-period changes in the Company’s core business operations. Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Specifically, the Company believes the presentation of non-GAAP financial information that excludes amortization of acquired intangible assets and acquisition related expenses, as well as other items, allows investors to develop a more meaningful understanding of the Company’s performance over time. The tables below provide reconciliations of non-GAAP items ($ in millions, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
GAAP net earnings attributable to Centene	$568	$95	$1,820	$1,112
Amortization of acquired intangible assets	164	65	527	194
Acquisition related expenses	62	25	446	66
Other adjustments (1)	—	271	12	271
Income tax effects of adjustments (2)	(53)	(54)	(178)	(95)
Adjusted net earnings	$741	$402	$2,627	$1,548

(1) Other adjustments include the following adjustments for the nine months ended September 30, 2020: (a) divestiture gain of $104 million, or $0.10 per diluted share, (b) non-cash impairment of $72 million, or $0.10 per diluted share, and (c) debt extinguishment costs of $44 million, or $0.05 per diluted share. Other adjustments for the three and nine months ended September 30, 2019 includes the non-cash goodwill and intangible asset impairment of $271 million, or $0.57 per diluted share.

(2) The income tax effects of adjustments are based on the effective income tax rates applicable to each adjustment.

	Three Months Ended September 30,		Nine Months Ended September 30,		Annual Guidance December 31, 2020
	2020	2019	2020	2019
GAAP diluted EPS attributable to Centene	$0.97	$0.23	$3.16	$2.65	$3.22 - $3.32
Amortization of acquired intangible assets (3)	0.21	0.12	0.70	0.35	$0.93 - $0.95
Acquisition related expenses (4)	0.08	0.04	0.65	0.12	$0.68 - $0.72
Other adjustments (5)	—	0.57	0.05	0.57	$0.07
Adjusted diluted EPS	$1.26	$0.96	$4.56	$3.69	$4.90 - $5.06

(3) The amortization of acquired intangible assets per diluted share presented above is net of an income tax benefit of $0.07 and $0.03 for the three months ended September 30, 2020 and 2019, respectively, and $0.22 and $0.11 for the nine months ended September 30, 2020 and 2019, respectively, and an estimated $0.28 to $0.30 for the year ended December 31, 2020.

(4) The acquisition related expenses per diluted share presented above are net of an income tax benefit of $0.02 and $0.02 for the three months ended September 30, 2020 and 2019, respectively, and $0.12 and $0.04 for the nine months ended September 30, 2020 and 2019, respectively, and an estimated $0.13 to $0.14 for the year ended December 31, 2020.

(5) Other adjustments include the following items:
(a) gain related to the divestiture of certain products of the Company's Illinois health plan of $0.10 per diluted share, net of income tax expense of $0.08 for the nine months ended September 30, 2020, and an estimated $0.10 per diluted share, net of income tax expense of $0.08 for the year ended December 31, 2020;
(b) non-cash impairment of our third party-care management software system of $0.10 per diluted share, net of an income tax benefit of $0.03 for the nine months ended September 30, 2020, and an estimated $0.10 per diluted share, net of an income tax benefit of $0.03 for the year ended December 31, 2020;
(c) debt extinguishment costs of $0.05 per diluted share, net of an income tax benefit of $0.02 for the nine months ended September 30, 2020, and an estimated $0.07 per diluted share, net of an income tax benefit of $0.02 for the year ended December 31, 2020; and
(d) non-cash impairment of $0.57 per diluted share, net of an income tax benefit of $0.08 for the three and nine months ended September 31, 2019.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
GAAP SG&A expenses	$2,507	$1,617	$7,146	$4,800
Acquisition related expenses	61	23	426	61
Adjusted SG&A expenses	$2,446	$1,594	$6,720	$4,739

To provide clarity on the way management defines certain key metrics and ratios, the Company is providing a description of how the metric or ratio is calculated as follows:

•Health Benefits Ratio (HBR) (GAAP) = Medical costs divided by premium revenues.

•SG&A Expense Ratio (GAAP) = Selling, general and administrative expenses divided by premium and service revenues.

•Adjusted SG&A Expenses (non-GAAP) = Selling, general and administrative expenses, less acquisition related expenses.

•Adjusted SG&A Expense Ratio (non-GAAP) = Adjusted selling, general and administrative expenses divided by premium and service revenues.

•Adjusted Net Earnings (non-GAAP) = Net earnings less amortization of acquired intangible assets, less acquisition related expenses, as well as adjustments for other items, net of the income tax effect of the adjustments.

•Adjusted Diluted EPS (non-GAAP) = Adjusted net earnings divided by weighted average common shares outstanding on a fully diluted basis.

•Debt to Capitalization Ratio (GAAP) = Total debt, divided by total debt plus total stockholder’s equity.

•Debt to Capitalization Ratio Excluding Non-Recourse Debt (non-GAAP) = Total debt less non-recourse debt, divided by total debt less non-recourse debt plus total stockholder’s equity.

•Average Medical Claims Expense (GAAP) = Medical costs for the period, divided by number of days in such period. Average Medical Claims Expense is most often calculated for the quarterly reporting period.

•Days in Claims Payable (GAAP) = Medical claims liabilities, divided by average medical claims expense. Days in Claims Payable is most often calculated for the quarterly reporting period.

In addition, the following terms are defined as follows:

•State Directed Payments: Payments directed by a state that have minimal risk, but are administered as a premium adjustment.  These payments are recorded as premium revenue and medical costs at close to a 100% HBR. The Company has little visibility to the timing of these payments until they are paid by a state.

•Pass Through Payments: Non-risk supplemental payments from a state that the Company is required to pass through to designated contracted providers. These payments are recorded as premium tax revenue and premium tax expense.

About Centene Corporation

Centene Corporation, a Fortune 50 company, is a leading multi-national healthcare enterprise that is committed to helping people live healthier lives. The Company takes a local approach – with local brands and local teams – to provide fully integrated, high-quality, and cost-effective services to government-sponsored and commercial healthcare programs, focusing on under-insured and uninsured individuals. Centene offers affordable and high-quality products to nearly 1 in 15 individuals across the nation, including Medicaid and Medicare members (including Medicare Prescription Drug Plans) as well as individuals and families served by the Health Insurance Marketplace, the TRICARE program, and individuals in correctional facilities. The Company also serves several international markets, and contracts with other healthcare and commercial organizations to provide a variety of specialty services focused on treating the whole person. Centene focuses on long-term growth and the development of its people, systems and capabilities so that it can better serve its members, providers, local communities, and government partners.

Centene uses its investor relations website to publish important information about the company, including information that may be deemed material to investors. Financial and other information about Centene is routinely posted and is accessible on Centene's investor relations website, http://www.centene.com/investors.

Forward-Looking Statements

All statements, other than statements of current or historical fact, contained in this press release are forward-looking statements. Without limiting the foregoing, forward-looking statements often use words such as “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “seek,” “target,” “goal,” “may,” “will,” “would,” “could,” “should,” “can,” “continue” and other similar words or expressions (and the negative thereof). Centene (the Company, our, or we) intends such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe-harbor provisions. In particular, these statements include, without limitation, statements about our future operating or financial performance, market opportunity, growth strategy, competition, expected activities in completed and future acquisitions, including statements about the impact of our recently completed acquisition (the WellCare Acquisition) of WellCare Health Plans, Inc. (WellCare), other recent and future acquisitions, investments and the adequacy of our available cash resources. These forward-looking statements reflect our current views with respect to future events and are based on numerous assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, business strategies, operating environments, future developments and other factors we believe appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties and are subject to change because they relate to events and depend on circumstances that will occur in the future, including economic, regulatory, competitive and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions. All forward-looking statements included in this press release are based on information available to us on the date hereof. Except as may be otherwise required by law, we undertake no obligation to update or revise the forward-looking statements included in this press release, whether as a result of new information, future events or otherwise, after the date hereof. You should not place undue reliance on any forward-looking statements, as actual results may differ materially from projections, estimates, or other forward-looking statements due to a variety of important factors, variables and events including but not limited to: the impact of COVID-19 on global markets, economic conditions, the healthcare industry and our results of operations, which is unknown, and the response by governments and other third parties; uncertainty as to our expected financial performance during the period of integration of the WellCare Acquisition; our ability to accurately predict and effectively manage health benefits and other operating expenses and reserves, including fluctuations in medical utilization rates due to the impact of COVID-19; the possibility that the expected synergies and value creation from the WellCare Acquisition will not be realized, or will not be realized within the expected time period; the risk that unexpected costs will be incurred in connection with the integration of the WellCare Acquisition or that the integration of WellCare will be more difficult or time consuming than expected; unexpected costs, charges or expenses resulting from the WellCare Acquisition; the inability to retain key personnel; disruption from the integration of the WellCare Acquisition, including potential adverse reactions or changes to business relationships with customers, employees, suppliers or regulators, making it more difficult to maintain business and operational relationships; the risk that we may not be able to effectively manage our expanded operations; competition; membership and revenue declines or unexpected trends; changes in healthcare practices, new technologies, and advances in medicine; increased healthcare costs; changes in economic, political or market conditions; changes in federal or state laws or regulations, including changes with respect to income tax reform or government healthcare programs as well as changes with respect to the Patient Protection and Affordable Care Act (ACA) and the Health Care and Education Affordability Reconciliation Act, collectively referred to as the ACA and any regulations enacted thereunder that may result from changing political conditions or judicial actions, including the ultimate outcome in “Texas v. United States of America” regarding the constitutionality of the ACA; rate cuts or other payment reductions or delays by governmental payors and other risks and uncertainties affecting our government businesses; our ability to adequately price products on the Health Insurance Marketplaces and other commercial and Medicare products; tax matters; disasters or major epidemics; the outcome of legal and regulatory proceedings; changes in expected contract start dates; provider, state, federal, foreign and other contract changes and timing of regulatory approval of contracts; the expiration, suspension, or termination of our contracts with federal or state governments (including but not limited to Medicaid, Medicare, TRICARE or other customers); the difficulty of predicting the timing or outcome of pending or future litigation or government investigations; challenges to our contract awards; cyber-attacks or other privacy or data security incidents; the possibility that the expected synergies and value creation from acquired businesses, including businesses we may acquire in the future, will not be realized, or will not be realized within the expected time period; the exertion of management’s time and our resources, and other expenses incurred and business changes required in connection with complying with the undertakings in connection with any regulatory, governmental or third party consents or approvals for acquisitions; disruption caused by significant completed and pending acquisitions, including, among others, the WellCare Acquisition, making it more difficult to maintain business and operational relationships; the risk that unexpected costs will be incurred in connection with the completion and/or integration of acquisition transactions; changes in expected closing dates, estimated purchase price and accretion for acquisitions; the risk that acquired businesses will not be integrated successfully; restrictions and limitations in connection with our indebtedness; our ability to maintain or achieve improvement in the Centers for Medicare and Medicaid Services (CMS) Star ratings and maintain or achieve improvement in other quality scores in each case that can impact revenue and future growth; availability of debt and equity financing, on terms that are favorable to us; inflation; foreign currency fluctuations and risks and uncertainties discussed in the reports that Centene has filed with the Securities and Exchange Commission. This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain other factors that may affect our business operations, financial condition and results of operations, in our filings with the Securities and Exchange Commission (SEC), including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Due to these important factors and risks, we cannot give assurances with respect to our future performance, including without limitation our ability to maintain adequate premium levels or our ability to control our future medical and selling, general and administrative costs.

[Tables Follow]

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except shares in thousands and per share data in dollars)

	September 30, 2020	December 31, 2019
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$12,198	$12,123
Premium and trade receivables	11,670	6,247
Short-term investments	1,497	863
Other current assets	1,910	1,090
Total current assets	27,275	20,323
Long-term investments	9,859	7,717
Restricted deposits	1,055	658
Property, software and equipment, net	2,669	2,121
Goodwill	17,964	6,863
Intangible assets, net	8,130	2,063
Other long-term assets	1,412	1,249
Total assets	$68,364	$40,994
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS' EQUITY
Current liabilities:
Medical claims liability	$12,899	$7,473
Accounts payable and accrued expenses	7,102	4,164
Return of premium payable	1,123	824
Unearned revenue	582	383
Current portion of long-term debt	89	88
Total current liabilities	21,795	12,932
Long-term debt	16,737	13,638
Other long-term liabilities	3,953	1,732
Total liabilities	42,485	28,302
Commitments and contingencies
Redeemable noncontrolling interests	36	33
Stockholders' equity:
Preferred stock, $0.001 par value; authorized 10,000 shares; no shares issued or outstanding at September 30, 2020 and December 31, 2019	—	—
Common stock, $0.001 par value; authorized 800,000 shares; 595,622 issued and 579,726 outstanding at September 30, 2020, and 421,508 issued and 415,048 outstanding at December 31, 2019	—	—
Additional paid-in capital	19,390	7,647
Accumulated other comprehensive earnings	293	134
Retained earnings	6,804	4,984
Treasury stock, at cost (15,896 and 6,460 shares, respectively)	(762)	(214)
Total Centene stockholders' equity	25,725	12,551
Noncontrolling interest	118	108
Total stockholders' equity	25,843	12,659
Total liabilities, redeemable noncontrolling interests and stockholders' equity	$68,364	$40,994

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except shares in thousands and per share data in dollars)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues:
Premium	$26,537	$17,472	$74,496	$50,229
Service	922	743	2,859	2,123
Premium and service revenues	27,459	18,215	77,355	52,352
Premium tax and health insurer fee	1,631	761	5,472	3,424
Total revenues	29,090	18,976	82,827	55,776
Expenses:
Medical costs	22,932	15,406	63,659	43,642
Cost of services	861	619	2,519	1,778
Selling, general and administrative expenses	2,507	1,617	7,146	4,800
Amortization of acquired intangible assets	164	65	527	194
Premium tax expense	1,389	822	4,737	3,587
Health insurer fee expense	376	—	1,100	—
Impairment	—	271	72	271
Total operating expenses	28,229	18,800	79,760	54,272
Earnings from operations	861	176	3,067	1,504
Other income (expense):
Investment and other income	95	98	375	317
Debt extinguishment costs	—	—	(44)	—
Interest expense	(184)	(99)	(551)	(299)
Earnings from operations, before income tax expense	772	175	2,847	1,522
Income tax expense	207	79	1,034	415
Net earnings	565	96	1,813	1,107
Loss (earnings) attributable to noncontrolling interests	3	(1)	7	5
Net earnings attributable to Centene Corporation	$568	$95	$1,820	$1,112

Net earnings per common share attributable to Centene Corporation:
Basic earnings per common share	$0.98	$0.23	$3.21	$2.69
Diluted earnings per common share	$0.97	$0.23	$3.16	$2.65

Weighted average number of common shares outstanding:
Basic	579,510	413,616	567,586	413,302
Diluted	587,971	419,956	575,732	419,700

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions, unaudited)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities:
Net earnings	$1,813	$1,107
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	916	475
Stock compensation expense	218	106
Impairment	72	271
Loss on debt extinguishment	44	—
Deferred income taxes	(154)	(75)
Gain on divestiture	(104)	—
Changes in assets and liabilities
Premium and trade receivables	(1,640)	(319)
Other assets	185	(14)
Medical claims liabilities	1,563	1,091
Unearned revenue	(212)	(10)
Accounts payable and accrued expenses	(861)	(552)
Other long-term liabilities	663	68
Other operating activities, net	19	(14)
Net cash provided by operating activities	2,522	2,134
Cash flows from investing activities:
Capital expenditures	(663)	(530)
Purchases of investments	(2,911)	(2,074)
Sales and maturities of investments	3,408	1,247
Acquisitions, net of cash acquired	(3,000)	(31)
Divestiture proceeds, net of divested cash	466	—
Net cash used in investing activities	(2,700)	(1,388)
Cash flows from financing activities:
Proceeds from long-term debt	2,687	12,456
Payments of long-term debt	(1,654)	(12,293)
Common stock repurchases	(570)	(41)
Payments for debt extinguishment	(21)	—
Debt issuance costs	(94)	(6)
Other financing activities, net	35	12
Net cash provided by financing activities	383	128
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	8	4
Net increase in cash, cash equivalents and restricted cash and cash equivalents	213	878
Cash, cash equivalents, and restricted cash and cash equivalents, beginning of period	12,131	5,350
Cash, cash equivalents, and restricted cash and cash equivalents, end of period	$12,344	$6,228
Supplemental disclosures of cash flow information:
Interest paid	$479	$213
Income taxes paid	$920	$511
Equity issued in connection with acquisitions	$11,526	$—

The following table provides a reconciliation of cash, cash equivalents, and restricted cash and cash equivalents reported within the Consolidated Balance Sheets to the totals above:
	September 30,
	2020	2019
Cash and cash equivalents	$12,198	$6,215
Restricted cash and cash equivalents, included in restricted deposits	146	13
Total cash, cash equivalents, and restricted cash and cash equivalents	$12,344	$6,228

CENTENE CORPORATION
SUPPLEMENTAL FINANCIAL DATA

	Q3	Q2	Q1	Q4	Q3
	2020	2020	2020	2019	2019

Medicaid:
TANF, CHIP & Foster Care	11,498,700	10,971,700	10,259,700	7,528,700	7,623,400
ABD & LTSS	1,439,800	1,418,500	1,410,100	1,043,500	1,045,700
Behavioral Health	184,800	173,900	158,000	66,500	73,300
Total Medicaid	13,123,300	12,564,100	11,827,800	8,638,700	8,742,400
Medicare PDP	4,436,400	4,443,100	4,416,500	—	—
Commercial	2,719,500	2,763,300	2,728,200	2,331,100	2,388,500
Medicare (1)	1,014,300	996,100	976,700	404,500	404,500
International	599,900	600,400	599,900	599,800	462,400
Correctional	167,200	166,000	172,000	180,000	187,200
Total at-risk membership	22,060,600	21,533,000	20,721,100	12,154,100	12,185,000
TRICARE eligibles	2,877,900	2,864,700	2,864,800	2,860,700	2,860,700
Non-risk membership	227,200	223,300	216,200	227,000	227,800
Total	25,165,700	24,621,000	23,802,100	15,241,800	15,273,500

(1) Membership includes Medicare Advantage, Medicare Supplement, Special Needs Plans, and MMP.

NUMBER OF EMPLOYEES	71,100	71,800	69,700	56,600	53,600

DAYS IN CLAIMS PAYABLE (2)	52	51	51	45	48
(2) Days in Claims Payable is a calculation of Medical Claims Liabilities at the end of the period divided by average claims expense per calendar day for such period. On a pro-forma basis, DCP for Q1 2020 was 47, reflecting adjusted medical costs to include a full quarter of WellCare operations.

CASH, INVESTMENTS AND RESTRICTED DEPOSITS (in millions)
Regulated	$22,623	$23,655	$19,358	$14,204	$14,734
Unregulated	1,986	1,982	2,871	7,157	855
Total	$24,609	$25,637	$22,229	$21,361	$15,589

DEBT TO CAPITALIZATION	39.4%	40.0%	42.2%	52.0%	36.2%
DEBT TO CAPITALIZATION EXCLUDING NON-RECOURSE DEBT (3)	39.1%	39.7%	41.9%	51.7%	35.6%
(3) Excluding non-recourse debt of $228 million and $194 million at September 30, 2020 and December 31, 2019, respectively. As of December 31, 2019, excluding non-recourse debt and the senior debt issued to fund the WellCare acquisition in advance of closing, our debt to capital was 34.3%. The WellCare related senior notes represent $6,921 million of long-term debt as of December 31, 2019.

OPERATING RATIOS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
HBR	86.4%	88.2%	85.5%	86.9%
SG&A expense ratio	9.1%	8.9%	9.2%	9.2%
Adjusted SG&A expense ratio	8.9%	8.8%	8.7%	9.1%

MEDICAL CLAIMS LIABILITY

The changes in medical claims liability are summarized as follows (in millions):

Balance, September 30, 2019	$7,975
Less: reinsurance recoverable	21
Balance, September 30, 2019, net	7,954
Acquisitions and divestitures	3,874
Incurred related to:
Current period	79,314
Prior period	(435)
Total incurred	78,879
Paid related to:
Current period	70,936
Prior period	6,893
Total paid	77,829
Balance, September 30, 2020, net	12,878
Plus: reinsurance recoverable	21
Balance, September 30, 2020	$12,899

Centene's claims reserving process utilizes a consistent actuarial methodology to estimate Centene's ultimate liability. Any reduction in the “Incurred related to: Prior period” amount may be offset as Centene actuarially determines “Incurred related to: Current period.” As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs. Centene believes it has consistently applied its claims reserving methodology. Additionally, approximately $42 million was recorded as a reduction from premium revenues resulting from development within “Incurred related to: Prior period” due to minimum HBR and other return of premium programs.

The amount of the “Incurred related to: Prior period” above represents favorable development and includes the effects of reserving under moderately adverse conditions, new markets where we use a conservative approach in setting reserves during the initial periods of operations, receipts from other third party payors related to coordination of benefits and lower medical utilization and cost trends for dates of service September 30, 2019, and prior.

Our Response to COVID-19
Demonstrating our commitment to our members and the communities we serve, employees, and providers and government partners.

Members and Communities
Waiving COVID-19 related prior authorizations and member cost sharing for related screening, testing and treatment for all Medicare, Medicaid and Marketplace members.
Delivering 50,000 gift cards, with $35 of value each, to be used to purchase essential healthcare and educational items including diapers, over-the-counter medicines, cleaning supplies and books.
Donating 1 million meals a month for 12 months to feed our neighbors in communities all over the country.
Providing grants to Area Agencies on Aging to enable grocery and meal deliveries for members with disabilities who are unable to access nutritious food.
Matching funds in partnership with workforce development boards and other safety net organizations to prepare them for a career in healthcare to support the direct care workforce and newly unemployed individuals.
Investment in new technology and supplies to improve access to quality healthcare for the incarcerated population, including expanding PPE supplies in prisons and expanding the partnership with the Concordance Academy and other charitable agencies to enhance long-term outcomes for incarcerated individuals.
Creation of Health Disparities Task Force, focused on studying the causes of healthcare disparities, recommending improvements in policies and practices and performing outreach to key leaders in impacted areas to increase education.
Waiving all cost sharing for in-network primary care, behavioral health and telehealth costs for Medicare Advantage members for the remainder of 2020. In addition, offering our Community Connections Help Line, available to anyone in need of help beyond medical care, as well as expanded benefits including extended meal program benefits, over-the-counter (OTC) allowances, and annual wellness visit incentives to help members in need of extra support.
Formed partnership with the National Minority Quality Forum (NMQF) to study the impact of COVID on racial minorities and underserved communities.
Expanded partnership with Quartet Health to help members quickly and easily access behavioral health care.
Partnered with Samsung Electronics America to expand access to telehealth for individuals living in rural and underserved communities.

Employees
Providing 10 additional working days of paid leave to support employees.
Waiving prior authorizations and employee cost sharing for COVID-19 related screening, testing and treatment.
Encouraging employees to work from home, with approximately 90% working remotely.
Providing essential workers with a one-time payment of $750 in appreciation and recognition of their willingness to serve in their important office roles.
Scheduling essential workers to preserve social distancing, and enhancing health and safety protocols such as daily cleaning and disinfecting for essential workers.
Establishing a Medical Reserve Leave policy to support clinical staff paid leave and benefits for up to three months of volunteer COVID pandemic service.
Hiring continues across the country to fill nearly 2,000 open positions.

Providers and Government Partners
Expediting the rollout of FirstNet that will streamline access to affordable, high-speed wireless broadband services for primary care providers in rural and underserved communities.
Dedicating funds to the Medicaid Telehealth Partnership's efforts, which will be used to purchase equipment and provide training and technical assistance to FQHCs.
Expediting the distribution of approximately 2 million pieces of PPE including safety goggles, facemasks, hand sanitizers and disaster kits.
Extending grants to providers to assist with the upfront investment costs of new devices and equipment.
Developing a new Provider Accessibility Initiative (PAI) COVID-19 Web Series to provide timely recommendations on how providers and organizations can deliver disability-competent care during the pandemic and beyond.
In partnership with Quest Diagnostics, distributing 25,000 COVID test kits each week to FQHCs in ten states or districts across the country.
Investments in Mental Health Resources, including training and support to thousands of front-line providers, donations to local organizations with increased demand for ‘warmline’ call centers, and an investment in the National Council for Behavioral Health for a virtual training program.
Donated $500,000 to the National Domestic Violence Hotline.